Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 13 Month Dual Directional Buffer Securities Linked to SPX Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The S&P 500 ® Index (ticker: “SPX”) Pricing date: February 11, 2026 Valuation date: March 11, 2027 Maturity date: March 16, 2027 Upside return amount: $1,000 п the underlying return п the upside participation rate Upside participation rate: 100.00% Maximum upside return: $70.00 per security (7.00% of the stated principal amount). Absolute return amount: $1,000 п the absolute value of the underlying return Final buffer value: 82.85% of the initial underlying value Buffer percentage: 17.15% CUSIP / ISIN: 17332TYM5 / US17332TYM51 Initial underlying value: The closing value on the pricing date Final underlying value: The closing value on the valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Payment at maturity: • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the upside return amount, subject to the maximum upside return • If the final underlying value is less than the initial underlying value but greater than or equal to the final buffer value: $1,000 + the absolute return amount • If the final underlying value is less than the final buffer value: $1,000 + [$1,000 п (the underlying return + the buffer percentage)] If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Preliminary pricing supplement: Preliminary Pricing Supplement dated January 28, 2026 Hypothetical Payment at Maturity per Security  The Underlying  The Securities Hypothetical Payment at Maturity Hypothetical Security Return Hypothetical Underlying Return on Valuation Date $1,070.00 7.00% 25.00% $1,070.00 7.00% 7.00% D $1,069.90 6.99% 6.99% $1,050.00 5.00% 5.00% C $1,000.00 0.00% 0.00% $1,085.75 8.575% - 8.575% B $1,171.50 17.15% - 17.15% $999.90 - 0.01% - 17.16% $921.50 - 7.85% - 25.00% $671.50 - 32.85% - 50.00% A $171.50 - 82.85% - 100.00%

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion of your investment. Your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential return on the securities from appreciation of the underlying is limited. If the final underlying value is greater than or equal to the initial underlying value, your potential total return on the securities at maturity is limited to the maximum upside return, even if the underlying appreciates by significantly more than the maximum upside return. • Your potential for positive return from depreciation of the underlying is limited . The return potential of the securities in the event that the final underlying value is less than the initial underlying value is limited by the final buffer value . • The securities do not pay interest . • You will not receive dividends or have any other rights with respect to the underlying . • Your payment at maturity depends on the closing value of the underlying on a single day . • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.